UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 7, 2006

VISTA GOLD CORP.
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-9025	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7961 Shaffer Parkway, Suite 5, Littleton, CO	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 981-1185

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On November 7, 2006, Vista Gold Corp. (the “Company”) issued a press release announcing the closing on that date of a public offering (the “Offering”) of 3,668,100 of its common shares at a price to the public of US$8.50 per share, resulting in net proceeds to the Company of approximately US$29.6 million after payment of agents’ fees but excluding estimated offering expenses.  The Company also issued, as additional consideration to the agents, compensation warrants entitling the agents to purchase an aggregate of 183,405 common shares of the Company at a price of US$8.50 per share for a period of two years following the closing date.  All of the shares were offered on a best efforts agency basis pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission.  The Company had also previously filed a base shelf prospectus with the securities regulatory authorities in the provinces of British Columbia, Alberta, Manitoba and Ontario, Canada in connection with the Offering.  The press release is furnished as Exhibit 99.1 and is attached hereto.

The Company expects to use the proceeds of the Offering to finance the previously-announced transaction involving the transfer of the Company’s Nevada-based properties into a new publicly-listed company and the acquisition by that new company of the Nevada-based mining assets of Carl and Janet Pescio, and for general working capital and general corporate purposes.

Sprott Securities (USA) Limited and Griffiths McBurney Corp. acted as agents in respect of the Offering in the United States and Sprott Securities Inc. and GMP Securities, L.P. acted as agents in respect of the Offering in Canada.

Neither this Form 8-K nor any of the documents referenced herein constitutes an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities Act of 1933, as amended, and applicable securities laws of any such state or jurisdiction.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 99.1                                    Press Release of Vista Gold Corp. dated November 7, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA GOLD CORP.

By: /s/ Gregory G. Marlier
Gregory G. Marlier
Chief Financial Officer
Date: November 7, 2006